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Rayford Wilkins, Jr., Elected to Morgan Stanley Board of Directors

NEW YORK, August 1, 2013 – Morgan Stanley (NYSE: MS) today announced that Rayford Wilkins, Jr., has been elected to the Company’s Board of Directors, effective August 1, 2013.

Mr. Wilkins, 61, most recently served as CEO of Diversified Businesses at AT&T, a position from which he retired in March 2012.  Previously in his career, Mr. Wilkins held several leadership roles at AT&T and its predecessor companies, including Group President of Marketing and Sales at SBC Communications, President and CEO of SBC Pacific Bell, and President and CEO of Southwestern Bell Telephone, among others.

Mr. Wilkins’ appointment will bring the size of Morgan Stanley’s Board to 15 members.  He will serve on the Board’s Nominating and Governance Committee.

James Gorman, Chairman and CEO of Morgan Stanley, said: “I am very pleased to welcome Mr. Wilkins to our Board.  He brings highly relevant leadership experience, both domestic and international, having managed through extensive change and transformation during his long career.  His perspectives will benefit our other Directors, our management and our shareholders.”

Jim Owens, Chair of the Board’s Nominating and Governance Committee, said, “We are delighted that Mr. Wilkins will be joining our Board.  The insight and experience he brings from his many leadership roles will help us to position Morgan Stanley for continued success.”

Mr. Wilkins currently serves on the boards of Valero Energy Corporation, América Móvil and YP Holdings LLC.  He is also a member of the Advisory Council of the McCombs School of Business at the University of Texas at Austin, where he holds a bachelor’s degree.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.
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